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					    UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

					    SCHEDULE 13G

			 Under the Securities Exchange Act of 1934
					  (Amendment No. 1)

				    Molecular Diagnostics, Inc.
					  (Name of Issuer)

					    Common Shares
				 (Title of Class of Securities)

					      60851R104
					    (CUSIP Number)

					  October 31, 2004
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/_X_/	Rule 13d-1(b)
/___/	Rule 13d-1(c)
/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number. SEC 1745 (02-02)

CUSIP No. 60851R104				13G				Page 2 of 13

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-7,690,249-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-7,690,249-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-7,690,249-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	9.5%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 60851R104				13G				Page 3 of 13

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-7,690,249-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-7,690,249-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-7,690,249-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	9.5%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN, IA
----------------------------------------------------------------

CUSIP No. 60851R104				13G				Page 4 of 13

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Growth Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-3,600,629-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-3,600,629-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-3,600,629-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.4%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	OO, IA
----------------------------------------------------------------

CUSIP No. 60851R104				13G				Page 5 of 13

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	G. Randall Hecht
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-7,690,249-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-7,690,249-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-7,690,249-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	9.5%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	HC, IN
----------------------------------------------------------------

CUSIP No. 60851R104				13G				Page 6 of 13

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-4,089,620-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-4,089,620-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-4,089,620-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IV
-----------------------------------------------------------------

CUSIP No. 60851R104				13G				Page 7 of 13

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Paisley Pacific Master Fund Unit Trust
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-2,928,348-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-2,928,348-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-2,928,348-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	3.6%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	OO
-----------------------------------------------------------------

CUSIP No. 60851R104				13G			Page 8 of 13

ITEM 1.

     (a)  The name of the issuer is Molecular Diagnostics, Inc.
(the "Issuer").

     (b)  The principal executive office of the Issuer is located at:
900 N Franklin Street, Ste 210, Chicago, IL  60610.


ITEM 2.

     (a-c) See Annex I for information on the persons filing this statement (collectively, the "Filers")

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 60851R104.

CUSIP No. 60851R104				13G			Page 9 of 13

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).

	(d)	_X*_	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).
			*RS Diversified Growth Fund is a registered investment company.

	(e)	_X*_	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).	*RS Investment Management, L.P. and RS Growth Group LLC
			are registered investment advisers.

	(f)	___	An employee benefit plan or endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F).

	(g)	_X*_	A parent holding company or control person in accordance
with 240.13d-1(b)(1)(ii)(G).
			*RS Investment Management Co. LLC is the general partner of RS Investment Management, L.P. RS Investment
			Management, L.P. is the managing member of RS Growth
			Group LLC. G. Randall Hecht is a control person of RS Investment Management Co. LLC, RS Investment
			Management, L.P., and RS Growth Group LLC.

	(h)	___	A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

CUSIP No. 60851R104				13G			Page 10 of 13

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover page for each Filer.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /_X*_/. *as to RS Growth Group LLC and RS Paisley Pacific Master Fund Unit Trust


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

RS Investment Management Co. LLC is the parent company of registered investment advisers whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No individual client's holdings of the Stock, except for RS Diversified Growth Fund, are more than five percent of the outstanding Stock.

RS Investment Management, L.P. is a registered investment adviser, managing member of registered investment advisers (including RS Growth Group LLC), and the investment adviser to RS Diversified Growth Fund, a registered investment company. RS Growth Group LLC is the investment adviser to RS Paisley Pacific Master Fund
Unit Trust. RS Investment Management Co. LLC is the general partner of RS Investment Management, L.P. G. Randall Hecht is a control person of RS Investment Management Co. LLC, RS Investment Management, L.P., and RS Growth Group LLC.

CUSIP No. 60851R104				13G			Page 11 of 13

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 9, 2004

RS INVESTMENT MANAGEMENT CO. LLC

By:	/s/	Terry R. Otton
		Terry R. Otton
		Chief Operating Officer

RS INVESTMENT MANAGEMENT, L.P.

By:	/s/	Terry R. Otton
		Terry R. Otton
		Chief Operating Officer

RS GROWTH GROUP LLC

By:	/s/	Terry R. Otton
		Terry R. Otton
		Chief Operating Officer

RS DIVERSIFIED GROWTH FUND
By:	RS INVESTMENT MANAGEMENT, L.P.
	Investment Adviser

By:	/s/ 	Terry R. Otton
		Terry R. Otton
		Chief Operating Officer

RS PAISLEY PACIFIC MASTER FUND UNIT TRUST
By:	RS GROWTH GROUP LLC
	Investment Adviser

By:	/s/	Terry R. Otton
		Terry R. Otton
		Chief Operating Officer

G. RANDALL HECHT
/s/	G. Randall Hecht
	G. Randall Hecht

CUSIP No. 60851R104				13G			Page 12 of 13

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:  November 9, 2004


RS INVESTMENT MANAGEMENT CO. LLC

By:	/s/	Terry R. Otton
		Terry R. Otton
		Chief Operating Officer

RS INVESTMENT MANAGEMENT, L.P.

By:	/s/	Terry R. Otton
		Terry R. Otton
		Chief Operating Officer

RS GROWTH GROUP LLC

By:	/s/	Terry R. Otton
		Terry R. Otton
		Chief Operating Officer

RS DIVERSIFIED GROWTH FUND
By:	RS INVESTMENT MANAGEMENT, L.P.
	Investment Adviser

By:	/s/ 	Terry R. Otton
		Terry R. Otton
		Chief Operating Officer

RS PAISLEY PACIFIC MASTER FUND UNIT TRUST
By:	RS GROWTH GROUP LLC
	Investment Adviser

By:	/s/	Terry R. Otton
		Terry R. Otton
		Chief Operating Officer

G. RANDALL HECHT
/s/	G. Randall Hecht
	G. Randall Hecht

CUSIP No. 60851R104				13G			Page 13 of 13

Annex I

The filers are:

I.
(a)	RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 	holding company

II.
(a)	RS Investment Management, L.P. is a California Limited
Partnership.
(b) 	registered investment adviser

III.
(a)	RS Growth Group LLC is a Delaware Limited Liability
Company.
(b) 	registered investment adviser

IV.
(a)	RS Diversified Growth Fund is a series of a Mass. Business Trust.
(b)	investment company

V.
(a)	RS Paisley Pacific Master Fund Unit Trust is a Cayman Islands
Unit Trust.
(b) 	unit trust

VI.
(a)	G. Randall Hecht is a control person of RS Investment Management
Co. LLC, RS Investment Management, L.P., and RS Growth Group LLC.
(b)	individual